Exhibit T3B-2

LIMITED LIABILITY COMPANY AGREEMENT

OF

WOLFSPEED TEXAS LLC

a Texas Limited Liability Company

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of WOLFSPEED TEXAS LLC (the “Company”), dated as of April 21, 2025, is adopted, executed and agreed to by the Sole Member (as defined below).

1. Formation. The Company has been formed as a Texas limited liability company under and pursuant to the Texas Business Organizations Code (the “TBOC”).

2. Term. The Company shall have perpetual existence unless dissolved in accordance with Section 11.

3. Purposes. The purposes of the Company shall be to carry on any lawful business, purpose or activity for which limited liability companies may be formed under the TBOC.

4. Member. Wolfspeed, Inc. (the “Sole Member”) shall be the sole member of the Company.

5. Fiscal Year. The fiscal year of the Company shall commence on the day immediately following the last Sunday in June and end on the last Sunday in June of each year, or such other date as the Member may select in its discretion from time to time.

6. Federal Income Tax Status. The Company is intended to be classified as an entity disregarded as separate from its sole regarded owner for U.S. federal income tax purposes.

7. Contributions. Without creating any rights in favor of any third party, the Sole Member may, from time to time, make contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

8. Distributions. The Sole Member shall be entitled to (a) receive all distributions (including, without limitation, liquidating distributions) made by the Company, and (b) enjoy all other rights, benefits and interests in the Company.

9. Management. The management of the Company shall be exclusively vested in the Sole Member, and the Company shall not have “managers” as such term is used in the TBOC. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Sole Member.

10. Officers.

(a) General. The Sole Member may designate one or more persons to be officers of the Company. Officers are not “managers” as such term is used in the TBOC. Any officers who are so designated shall have such titles and authority and perform such duties as the Sole Member may delegate to them. The salaries or other compensation, if any, of the officers of the Company shall be fixed by the Sole Member. Any officer may be removed as such, either with or without cause, by the Sole Member. Designation of an officer shall not of itself create contract rights.

(b) Titles. To the extent appointed by the Sole Member, the officers of the Company may be a Chief Executive Officer, a President, a Secretary, one or more Vice Presidents (any one or more of whom may be designated Executive Vice President or Senior Vice President), a Treasurer and such other officers as the Sole Member may from time to time elect or appoint. Any number of offices may be held by the same person.

11. Dissolution. The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Sole Member may elect. No other event shall cause the Company to dissolve.

12. Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

13. Amendments. This Agreement may be modified, altered, supplemented or amended at any time by a written agreement executed and delivered by the Sole Member.

14. Liability. Neither the Sole Member, nor any of its officers or members, nor any officers of the Company, shall have any liability for the obligations, debts or liabilities of the Company, except to the extent provided in the TBOC.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned, being the Sole Member of the Company, has caused this Limited Liability Company Agreement to be duly executed effective as of the date first set forth above.

SOLE MEMBER:

WOLFSPEED, INC.

By:	/s/ Melissa Garrett
Name:	Melissa Garrett
Title:	Secretary

SIGNATURE PAGE TO

LIMITED LIABILITY COMPANY AGREEMENT OF

WOLFSPEED TEXAS LLC